EXHIBIT 23.3

28 July 2005

The Directors
Net 1 UEPS Technologies, Inc.
President Place, 4th Floor
Cnr. Jan Smuts Avenue and Bolton Road
ROSEBANK
JOHANNESBURG
SOUTH AFRICA

Dear Sirs:

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. and its Subsidiaries, of our report dated November 30, 2003, relating to the consolidated financial statements and financial statement schedules of Net 1 Applied Technology Holdings Limited and its subsidiaries as of June 30, 2003 and 2002 and for each of the years in the two year period ended June 30, 2003, included in the Annual Report (Form 10-K) for the year ended June 30, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Yours faithfully,

/s/ PKF (JHB) INC
PFK (JHB) INC